Exhibit 99.1

OFS CAPITAL CORPORATION

FOR IMMEDIATE RELEASE

Mary Jensen, Vice President – Investor Relations 323.860.7485 or mjensen@ofsmanagement.com

OFS CAPITAL CORPORATION

Completes Acquisition of SBIC Fund

Receives SBA Approval and Exemptive Relief From SEC

ROLLING MEADOWS, Illinois—December 05, 2013—OFS Capital Corporation (NASDAQ:OFS), a business development company (BDC), announced today that it received approval from the Small Business Administration (SBA) to acquire the remaining limited and general partnership interests of Tamarix Capital Partners, L.P., a small business investment company (SBIC Fund). OFS Capital acquired the interests on December 4, 2013, which will result in the SBIC Fund becoming a wholly-owned drop-down subsidiary of OFS Capital. The drop-down is anticipated to be finalized within the next 30 days and is contingent on OFS Capital meeting the SBA’s document delivery and capital funding requirements.

In addition, OFS Capital’s exemptive relief application to the Securities and Exchange Commission (SEC) became effective on November 26, 2013. The exemptive relief allows OFS Capital to exclude SBA guaranteed indebtedness from the definition of senior securities in the statutory 200% asset coverage ratio, allowing for greater capital deployment.

“This is a long anticipated and significant milestone for OFS Capital,” stated Glenn Pittson, Chairman and Chief Executive Officer of OFS Capital. “The SBA’s approval will permit us to more than double the size of the SBIC Fund, and coupled with the exemptive relief we received from the SEC, we are now positioned to increase the pace of our direct lending investment activities with expanded financing capacity.”

OFS Capital acquired the partnership interests for approximately $8.1 million. Prior to the acquisition, OFS Capital had funded approximately $10.0 million of the SBIC Fund’s $15.4 million in paid in capital. In connection with the acquisition, all employees of the SBIC Fund’s investment adviser, including its founder, Mark Hauser, will join the investment adviser of the BDC.

“We are pleased that our hard work and diligence with OFS Capital over the last year has brought this transaction to a successful completion,” said Mark Hauser. We are excited to be part of the OFS team, where we can leverage our past transaction experience and continue to provide creative, flexible capital to lower middle-market companies.”

OFS CAPITAL CORPORATION

ABOUT OFS CAPITAL

OFS Capital Corporation (NASDAQ: OFS) is an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company. OFS Capital’s investment objective is to provide shareholders with both current income and capital appreciation primarily through debt investments and, to a lesser extent, equity investments.  OFS Capital invests primarily in middle-market companies in the United States, generally focusing its investment activities on private companies that are owned by private equity sponsors or owner/operators and have annual EBITDA between $5 million and $50 million. OFS Capital offers flexible solutions through a variety of asset classes, including senior secured, unitranche, second-lien and mezzanine loans, and to a lesser extent, equity securities. OFS Capital’s investment activities are managed by OFS Capital Management, LLC, an investment adviser registered under the Investment Advisers Act of 1940 and headquartered in Rolling Meadows, Illinois, with additional offices in New York and Los Angeles.

FORWARD-LOOKING STATEMENTS

Statements made in this press release may contain forward-looking statements that involve substantial risks and uncertainties, some of which are beyond the control of OFS Capital’s management, and are difficult to predict.  Such forward-looking statements are not historical facts but, rather, reflect assumptions, estimates, and projections by OFS Capital concerning anticipated results and provide no guarantee of future performance.  All forward-looking statements speak only as of the date of this press release, and OFS Capital undertakes no duty to update any forward-looking statements herein made.

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